Exhibit 10.29

SIXTH AMENDMENT TO OFFICE LEASE

                THIS SIXTH AMENDMENT TO OFFICE BUILDING LEASE (“Sixth Amendment”) is made and entered into as of January 1, 2004, by and between DL FNBC, L.P., a Delaware limited Partnership (“Landlord”), and FIRST NATIONAL BANK, a national banking association (“Tenant”), with reference to the following facts:

                A. Columbia Centre Associates (the “Original Landlord”) and Tenant’s predecessor in interest, First National Corporation, a bank holding company, entered into that certain Office Building Lease dated May 14, 1984, as amended by that certain Lease Modification Agreement dated as of July 30,1993, as amended by that certain Second Amendment to Lease dated as of February 14, 1995, as amended by that certain Third Amendment to Office Lease dated as of February 2, 1998, as amended by that certain Fourth Amendment to Office Lease dated as of January 11,1998, and as amended by that certain Fifth Amendment to Office Lease dated as of September 1, 2003 (collectively, the “Lease”).

                B. Landlord and Tenant desire to amend the Lease as set forth below. Unless otherwise indicated in this Sixth Amendment, all terms with initial capital letters used herein and not otherwise defined shall have the same definitions as the defined terms in the Lease.

                THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the above Lease as follows:

                1. Reduction in Premises. Prior to December 31, 2003, the Premises consisted of approximately 45,863 rentable square feet on the first three floors of Building. Effective as of January 1, 2004, Tenant vacated Suites 270 and 300 of the Building which comprise approximately 14,499 rentable square feet. Therefore, effective January 1, 2004, Section 1.4 of the Lease shall be deleted in its entirety and replaced with the following: “The Premises shall mean Suites 100 and 200 of the Building consisting of approximately 30,977 rentable square feet as depicted on attached Exhibit “A”.” Exhibit “A” to the Lease is hereby deleted in its entirety and replaced with the attached Exhibit “A” to this Sixth Amendment, and all references in the Lease to Exhibit “A” are hereby amended to mean Exhibit “A” to this Sixth Amendment.

                2. Rentable Area. Section 1.5 of the Lease shall be deleted in its entirety and replaced with the following: “30,977 square feet”.

                3. Building Expense Percentage. Section 1.6 of the Lease shall be deleted in its entirety and replaced with the following: “Tenant’s Percentage is 5.66%”.

                4. Reduced Premises Commencement Date and Expiration Date.

                                a.             Commencement Date. The commencement date for the term of the Premises (as reduced pursuant to this Sixth Amendment) shall be January 1, 2004.

                                b.             Expiration Date. Section 1.10 of the Lease shall be deleted in its entirety and replaced with the following: “December 31, 2018”.

                                c.             Term. The Term of the Lease for the Premises (as reduced by this Sixth Amendment) shall begin on January 1, 2004 and end on the Expiration Date (December 31, 2018).

                5.             Monthly Base Rent. Sections 1.7, 1.8, 3.1, and 3.2 shall be deleted in their entirety and replaced with the following as Section 3.1:

                “The monthly base rent (“Base Rent”) for Premises shall be as follows:

1/1/04 - 12/31/04	$74,344.80 ($2.40/Rentable Square Foot);

1/1/05 - 12/31/05	$76,513.19 ($2.47/Rentable Square Foot);

1/1/06 - 12/31/06	$78,991.35 ($2.55/Rentable Square Foot);

1/1/07 - 12/31/07	$81,159.74 ($2.62/Rentable Square Foot);

1/1/08 - 12/31/08	$83,637.90 ($2.70/Rentable Square Foot);

1/1/09 - 12/31/09	$86,116.06 ($2.78/Rentable Square Foot);

1/1/10 - 12/31/10	$88,594.22 ($2.86/Rentable Square Foot);

l/l/l 1 - 12/31/11	$91,382.15 ($2.95/Rentable Square Foot);

1/1/12 - 12/31/12	$94,170.08 ($3.04/Rentable Square Foot);

1/1/13 - 12/31/13	$96,958.01 ($3.13/Rentable Square Foot);

1/1/14 - 12/31/14	$99,745.94 ($3.22/Rentable Square Foot);

1/1/15 - 12/31/15	$102,843.64 ($3.32/Rentable Square Foot);

1/1/16 - 12/31/16	$105,941.34 ($3.42/Rentable Square Foot);

1/1/17 - 12/31/17	$109,039.04 ($3.52/Rentable Square Foot);

1/1/18 - 12/31/18	$112,446.51 ($3.63/Rentable Square Foot);

                The Base Rent shall be payable in lawful money of the United States in advance, without notice, demand, deduction or offset, commencing on January 1, 2004 and continuing on the first day of each calendar month thereafter.”

                6.             Right of First Refusal. Section 2.4 of the Lease is hereby deleted in its entirety and Tenant shall have no right of first refusal concerning the leasing of any additional space in the Building notwithstanding any contrary provisions in any of the amendments to the Lease.

                7.             Option To Extend. Section 2.5 of the Lease shall be deleted in its entirety and replaced with the following:

                “Tenant shall have two (2) five (5) year options (each, an “Option”, and collectively, the “Options”) to extend the Term of this Lease (each, an “Extension”) on the same terms and conditions as set forth in this Lease, except the Base Rent shall be adjusted on the first day of each Extension to the “Fair Market Rent” as reasonably determined by Landlord. In determining the Fair Market Rent Landlord shall consider all relevant factors including without limitation the then fair market rental, together with tenant improvement allowances, free rent and other tenant inducements then being offered to tenants for space of comparable size, quality, condition, and location in comparable Class A office buildings in downtown San Diego. Each Option shall be exercised only by written unconditional notice (each, an “Option Notice”) received by Lessor no sooner than twelve (12) months nor later than nine (9) months before expiration of the then applicable Term. If Landlord does not timely receive Tenant's Option Notice of the exercise of an Option in accordance with the preceding sentence, the Option, and, as applicable, the remaining Option, shall immediately lapse, and there shall be no further right to extend the then applicable Term. The Options shall be exercisable by Tenant on the express condition for Landlord's benefit that Tenant shall not be in breach of default beyond applicable notice and grace periods at the time of the exercise of the Option or at the commencement of the applicable Extension. The Options are personal to Tenant, and, in the event of any transfer of Tenant's interest in this lease or the Premises (other than subleases for less than one half of the Premises in accordance with the terms of the Lease) before the permitted exercise of an Option, the Option shall not be transferred to the transferee but shall instead automatically lapse. Additionally, the Options may only be exercised for the entire Premises.

                Within sixty (60) days after receipt of Tenant’s Option Notice, Landlord shall advise Tenant of the Fair Market Rent for the Premises for the Extension term (“Fair Rental Notice”). Tenant, within thirty (30) days after receipt of the Fair Rental Notice, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant's exercise of its Option based on the Fair Market Rent for the Premises set forth in the Fair Rental Notice, or (ii) if Tenant disagrees with Landlord's determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant timely provides landlord with a Binding Notice, Landlord and Tenant shall enter into an amendment reflecting the Fair Market Rent for the Premises as set forth in the Fair Rental Notice. If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 30-day period, or if Tenant timely provides Landlord with a Rejection Notice, Landlord and Tenant shall work together reasonably to agree upon the Fair Market Rent for the Premises that shall be paid during the Extension term. When Landlord and Tenant have agreed upon the Fair Market Rent for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant and Landlord and Tenant shall enter into an amendment reflecting the agreed Fair Market Rent for the Premises. If Landlord and Tenant are unable to agree upon the Fair Market Rent for the Premises within thirty (30) days after the date Landlord receives the Rejection Notice, Landlord and Tenant shall attempt to agree in good faith upon a single appraiser to determine the Fair Market Rent for the Premises for a time period not to exceed five (5) days from expiration of such 30-day period. If Landlord and Tenant are unable to agree upon a single appraiser within this five (5) day time period, then Landlord and Tenant shall each appoint one (1) appraiser not later than fifteen (15) days after such 5-day timed period. Within ten (10) days thereafter, the two appointed appraisers shall appoint a third appraiser. If either

Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the Fair Market Rent of the Premises. If both parties fail to appoint appraisers within the prescribed time periods, the first appraiser thereafter selected by a party shall determine the Fair Market Rent of the Premises. Each party shall bear the cost of its own appraiser, and the parties shall share equally the cost of a single or a third appraiser, if applicable. Each appraiser shall have at least five (5) years experience in the appraisal of Class A office buildings in downtown San Diego, California and shall be a member of one or more professional organizations such as MAI or an equivalent. If a single appraiser is chosen, then such appraisal shall determine the Fair Market Rent of the Premises. Otherwise, the Fair Market Rent of the Premises shall be the arithmetic average of the two of the three appraisals which are closest in amount, and the third appraisal shall be disregarded. Landlord and Tenant shall instruct the appraiser(s) to complete their determination of the Fair Market Rent of the Premises not later than thirty (60) days before the commencement date for the Extension term; provided, however, if the Fair Market Rent of the Premises is not determined before the commencement date for the Extension term, then Tenant shall continue to pay to Landlord the monthly rent in effect immediately prior to such Extension (the “Temporary Rent”), until the Fair Market Rent of the Premises is determined. When the Fair Market Rent of the Premises is determined, Landlord shall deliver notice of that amount to Tenant, and, if the Fair Market Rent is higher than the Temporary Rent, Tenant shall pay to Landlord, within ten (10) days after receipt of such notice, the difference between the Temporary Rent actually paid by Tenant to Landlord and the new monthly rent determined under this Section 2.5. Conversely, if the Fair Market Rent is lower than the Temporary Rent, Landlord shall apply the difference between the Temporary Rent actually paid by Tenant and the new monthly rent determined under this Section 2.5 as a rental credit toward Tenant’s next Base Rent due. Notwithstanding the above, Fair Market Rent, as determined by the single appraiser or the appraisers, shall consider all relevant factors including, without limitation, the then fair market rental, together with tenant improvement allowances, free rent and other tenant inducements then being offered to tenants for space of comparable size, quality, condition, and location in comparable Class A office buildings in downtown San Diego, California.”

If Tenant timely exercises the Option, “Term” shall mean, for all purposes under the Lease, the sum of (a) the Term, as defined under Section 4c. of the Sixth Amendment to Office Lease, plus (b) the term of the Extension for which the Option has been exercised.”

8.             Building Expense Adjustments  Section 3.3(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“Commencing January 1, 2004, Tenant shall pay Tenant’s Percentage of Building Expenses in excess of the Building Expenses for calendar base year 2004 (the “Base Year”). The Base Year Building Expenses shall be calculated to reflect an assumption that the Building and its assessor’s parcel is fully assessed for real property tax purposes, and, that the Building is occupied at the greater of (i) ninety-five percent (95%), or (ii) the actual occupancy of the Building. During calendar year 2005, Tenant shall not be responsible for paying Tenant’s Percentage of increases in Controllable Building Expenses (as defined below) that exceed six percent (6%) of Base Year Controllable Building Expenses. Commencing calendar year 2006, Tenant’s obligation to pay Tenant’s Percentage of increases in Controllable Building Expenses shall not increase by more than six percent (6%) over its share of the prior year’s Controllable Building Expenses. As used herein, the term “Controllable Building Expenses” shall mean that portion of Building Expenses not consisting of costs of insurance premiums (as defined in Section 3.3(d) of the Lease), Real Property Taxes and Assessments (as defined in Section 9 of this Sixth Amendment, below) and utilities.”

                9. Building Expenses. In Section 3.3(c) of the Lease, Real Property Taxes and Assessments shall be added to the definition of Building Expenses. “Real Property Taxes and Assessments” shall mean any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises and the Building.

                10. Condition of the Premises. Tenant hereby acknowledges that (i) Tenant is currently occupying the Premises pursuant to the terms of the Lease, and therefore Tenant accepts the Premises in their presently existing, “as-is” condition, and (ii) neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or the suitability of the Premises for the conduct of Tenant’s business.

                11. Financial Statements. Tenant shall deliver to Landlord a complete and accurate set of its published financial statements (as contained in its 10-K report) for the calendar/fiscal year 2002 concurrently with Tenant’s delivery to Landlord of an execution original of this Sixth Amendment. Tenant shall also provide Landlord with a 2003 version of the 10-K report, in a reasonable time-frame following the compilation of such report.

                12. Parking. Section 1.12 of the Lease shall be deleted in its entirety and replaced with the following: “Thirty-one (31) spaces, of which six (6) shall be reserved spaces for use by Tenant’s customers as shown on the parking diagram attached hereto as Exhibit A”. The first paragraph of Section 16.2 shall be deleted in its entirety and replaced with the following:

                “Effective January 1, 2004, the rental rate for each parking space shall be One Hundred Sixty and 00/100 Dollars ($160.00) per month, subject to increase pursuant to Exhibit “D” to the Lease. Additionally, Tenant shall be entitled to Tenant’s pro-rata share of visitor and handicapped parking, as may be required by applicable law.”

                13. Commission. Landlord agrees that it is responsible for the payment of a brokerage commission to Newmark of Southern California, Inc. (“Broker”), pursuant to a separate agreement between Landlord and Broker. Landlord shall have no other obligations or liabilities whatsoever with regard to payment of any commission or fees to any parties in connection with this Sixth Amendment or the Lease to the extent such parties claim a right to a commission or fees through their dealings with Tenant. Payment of the commission is expressly conditioned upon execution by both Landlord and Tenant of this Sixth Amendment. Tenant represents that it has had no dealings with any other brokers in regards to this Sixth Amendment or the Lease other than Broker. Other than the commission payable to Broker, Landlord and Tenant each represent and warrant to the other that no broker or finder is entitled to any further commission or finder’s fee resulting from any action on its part. Each party agrees to indemnify, defend, protect and hold the other harmless against any claim, loss, damage, cost or liability for any broker’s commission or finder’s fee asserted as a result of its own act or omission in connection with this transaction. Notwithstanding the foregoing, under no circumstances shall Broker or any other broker, finder or third party be deemed to be a third party beneficiary under this Sixth Amendment or the Lease.

                14.           Tenant Improvements. Tenant shall have the right, at Tenant’s sole cost and expense (except as provided in Section 3.2 of the Work Letter Agreement attached hereto as Exhibit “B”), to construct Tenant Improvements (as defined Section 1 of Work Letter Agreement) in accordance with the terms and conditions set forth in the Work Letter Agreement.

                15.           No Other Amendments. The Lease referred to hereinabove and this Sixth Amendment constitute the entire agreement by and between Landlord and Tenant and supercede any other agreement or representation, written or oral, that either party may hereinafter assert or allege exist, and the Lease, as hereby modified, remains in full force, except as amended by this Sixth Amendment, and is hereby ratified and reaffirmed.

                16.           Conflicts. If any conflict between this Sixth Amendment and the Lease should arise, the terms of this Sixth Amendment shall control.

                17.           Successor and Assigns. This Sixth Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

                18.           Exhibits. The exhibits attached hereto are incorporated herein by reference.

                19.           Countemarts. This Sixth Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.

[SIGNATURES ON FOLLOWING PAGE]

                The parties have executed this Sixth Amendment as of the date first written above.

LANDLORD:		TENANT:

DL FNBC, L.P., a Delaware limited partnership		FIRST NATIONAL BANK, a national banking association

By: G&I IV Investment FNBC Corp., a
Delaware corporation, Its General
Partner

By :	/s/ Francis X. Tansey	By:	/s/ Robert M. Borgman
Name	FRANCIS X. TANSEY	Name:	ROBERT M. BORGMAN
Title:	PRESIDENT	Title:	PRESIDENT, FNB.

		By:	/s/ Victor R. Santoro
		Name:	VICTOR R. SANTORO
		Title:	EVP, CFO FCB

[Signature of two authorized officers of Tenant
is required.]

EXHIBIT “A”

DEPICTION OF PREMISES

FIRST NATIONAL BANK CENTER FIRST FLOOR	FIRST NATIONAL BANK CENTER SECOND FLOOR

[ILLEGIBLE]
INITIAL

[ILLEGIBLE]
INITIAL

EXHIBIT “A”

EXHIBIT “B”

WORK LETTER AGREEMENT

In connection with the Sixth Amendment to which this Work Letter Agreement is attached (the “Sixth Amendment”), and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows (unless otherwise indicated in this Work Letter Agreement, defined terms used herein have the same definitions as the defined terms used in the Sixth Amendment or the Lease):

                1.             TENANT IMPROVEMENTS. The tenant improvements (the “Tenant Improvements”) for the Premises, which may be constructed by Tenant at Tenant’s sole cost and expense (except as provided in Paragraph 3.2, below with respect to the Tenant Improvement Allowance), include all improvements and fixtures to be constructed in and for the Premises pursuant to the approved Construction Documents (as defined in Paragraph 2.1, below), including without limitation, all carpet, wall coverings, millwork, doors, counters and partitions; all demising walls; built-in secretarial desks, work stations, and credenzas; conference room tables; all corridors and modifications to the bathrooms in the Premises; all lunchrooms, kitchens, computer rooms, utility rooms and other special rooms; Tenant’s entry door signs; built-in and movable furniture; and all other tenant improvements for the Premises. Except to the extent set forth in the immediately preceding sentence, the Tenant Improvements shall not include and the Tenant Improvement Allowance shall not be used for items such as Tenant’s equipment, computer systems, and telephones. Tenant may install non-Tenant Improvement items during the same time period as the construction of the Tenant Improvements.

                2.             PLANS AND SPECIFICATIONS.

                2.1.          Space Plan and Construction Documents. “Construction Documents” means plans and specifications prepared by Tenant’s Consultants (defined below), and approved by Landlord in its reasonable discretion. Landlord shall approve or disapprove and Construction Documents submitted to Landlord for approval within ten (10) business days after receipt of the Construction Documents by Landlord. Tenant covenants, represents and warrants that the Construction Documents and any future modifications to the Construction Documents (a) are or shall be consistent and compatible with the Building, and the Building’s equipment and systems, (b) comply with all applicable codes and ordinances and regulations of governmental agencies having jurisdiction, (c) comply with all of the Building’s insurance regulations, and (d) are or shall be in a design build format and in such detail as/may be reasonably required by Landlord and Landlord’s Consultants (as defined in Paragraph 2.2, below).

                2.2           Tenant’s Consultants. Tenant’s space planners, architects and engineers (collectively, “Tenant’s Consultants”) shall perform the engineering work, if any, for Tenant’s plumbing, electrical (which may be performed by Tenant), mechanical, heating, ventilation, air conditioning and structural requirements (“Engineers”), all of which shall be subject to Landlord’s reasonable approval. Tenant’s Consultants shall cooperate with Landlord and Landlord’s space planner, architects, engineers, construction supervisors, building manager, building manager’s engineers, and other consultants (collectively, “Landlord’s Consultants”) to

EXHIBIT “B”

assure that the Construction Documents are compatible with the plans and specifications for the Building.

                2.3.          Changes to Plans. Tenant shall not be permitted to change Construction Documents after Landlord’s approval thereof without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. Landlord shall notify Tenant of its approval or disapproval (with reasons therefor) within three (3) business days after Tenant’s submittal of the changes.

                2.4.          Landlord’s Review. Landlord’s review and approval of Construction Documents as set forth in this Paragraph 2 shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with building codes or applicable laws or other like matters. Accordingly, notwithstanding that Construction Documents are reviewed by Landlord or Landlord’s Consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s Consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in Construction Documents. Furthermore, Tenant and Tenant’s Consultants shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the plans for the Building, and Tenant and Tenant’s Consultants shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.

                2.5.          Permits. Tenant shall be responsible for obtaining and maintaining any necessary governmental approvals and permits, including applicable building permits and approvals, relating to any Tenant Improvements and Construction Documents. Tenant agrees that neither Landlord nor Landlord’s Consultants shall be responsible for obtaining any permits for any proposed Tenant Improvements, and that tenant shall be solely responsible for obtaining such permits and certificates; provided, however, that Landlord shall cooperate (without any additional liability, responsibility, cost or expense to Landlord) with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permits or certificates of occupancy.

3.     TENANT IMPROVEMENT COSTS/ALLOWANCE.

                3.1.          Tenant Improvement Costs. As used herein, the term “Tenant Improvement Costs” shall mean all of the costs to design, construct and install the Tenant Improvements, including without limitation, the costs of the following:

                                3.1.1.       all design work required to improve the Premises, including without limitation, space planning, architectural and engineering design and documents, interior design and documents, graphics design and documents, and the fees of Tenant’s Consultants;

                                3.1.2.       all permits, connection fees, plan checks, inspections and license fees related to the construction and installation of Tenant Improvements required in and for the Premises; and

3.1.3.       All other costs related to the construction and installation of the Tenant Improvements, including, without limitation, the costs of:

(a)           Construction, installation, modification, delivery and distribution to the Premises of all HVAC, electrical, plumbing, life safety (other than strobe lights), and sprinkler systems;

(b)           The cost of installing suite and directory signage in accordance with Landlord’s criteria;

(c)           The cost of labor, materials, supplies, contractor’s overhead, fees and general conditions;

(d)           Demolition and removal of any existing improvements in the Premises.

Tenant Improvement Costs shall not include the costs of Tenant’s equipment, computer systems, and telephones which actually constitute or would normally constitute Tenant’s personal property; such personal property-type items shall not be considered part of the Tenant Improvements. The equipment, computer systems, and telephones shall be paid for by Tenant at its sole cost and expense and not out of the Improvement Allowance.

3.2.          Tenant Improvement Allowance.  Tenant shall be solely responsible for payment on a timely, lien-free basis of the entire Tenant Improvement Costs; provided, however, that Landlord shall contribute for the benefit of Tenant an allowance of up to, but not exceeding, Ten and 00/100 Dollars ($10.00) per rentable square foot (which Landlord and Tenant agree is 30,977 rentable square feet) of Premises (the “Tenant Improvement Allowance”) to pay towards the Tenant Improvement Costs. The Tenant Improvement Allowance shall be disbursed in the manner described in Paragraph 3.4, below, and shall be used solely to assist Tenant in the payment of the Tenant Improvement Costs. All Tenant Improvements affixed to the building, whether or not the cost thereof is covered by the Tenant Improvement Allowance, shall become the property of Landlord upon their installation in the Premises and shall remain on the Premises at all times during and upon expiration of the Term.

3.3.          Excess Costs.  Tenant shall be responsible for all Tenant Improvement Costs and Tenant shall pay all such costs directly to the contractor or other party requesting payment as and when due, provided that nothing contained in this sentence shall be construed to waive Tenant’s right to receive the Tenant Improvement Allowance.

3.4.          Disbursement of Tenant Improvement Allowance.  The Tenant Improvement Allowance shall be paid upon completion of the Tenant Improvements on the basis set forth below; provided, under no circumstances shall Landlord pay any portion of the Tenant Improvement Allowance prior to January 1, 2009. Tenant shall submit to Landlord, from time-to-time during construction of the Tenant Improvements and upon completion of the Tenant Improvements, a written request for disbursement of all or a portion of the Tenant Improvement Allowance (“Request”). The Request shall include a copy of all bills and invoices (“Bills and Invoices”) which Tenant has or is required to pay and a certification from Tenant’s construction representative and the Selected Contractor (as defined in Paragraph 4.1, below) that the amount set forth in the Request has been paid or is due and owing, together with a copy of appropriate (as determined by Landlord in its reasonable discretion) conditional and final lien releases and waivers, as applicable for a project in progress or a completed project, as appropriate, and all other information reasonably requested by Landlord. Upon Landlord’s (a) receipt of such Bills and Invoices, information, and lien releases and waivers, (b) Landlord’s determination that no person or entity has, or will have any right to file a mechanic’s, materialmen’s or design professional’s lien against the Premises, (c) determination that Substantial Completion (as defined in Paragraph 4.4, below) of the Tenant Improvements has occurred, and (d) determination that no substandard work exists which adversely affects the Building systems or the structural or exterior appearance of the Building or any other tenant’s use of its leased premises in the Building, Landlord shall issue a check equal to the sum of the Bills and Invoices but not to exceed the remaining amount of the Tenant Improvement Allowance. Landlord shall have the option to issue all checks issued in connection with work that has not yet been paid as payable jointly to Tenant and the Selected Contractor and/or any subcontractors. Notwithstanding the foregoing, under no circumstances shall Landlord pay any Tenant Improvement Allowance for Tenant Improvements when Substantial Completion of same occurs after December 31, 2010, and Tenant acknowledges and agrees that it shall be solely responsible for one hundred percent (100%) of all Tenant Improvement Costs incurred for such Tenant Improvements notwithstanding the possibility that there exists any unused amount of the Tenant Improvement Allowance. Notwithstanding the foregoing, Tenant may commence and/or complete the Tenant Improvements to the Premises prior to January 1, 2009; provided, however, that Landlord shall reimburse Tenant for such costs incurred in accordance with this Section 3.4 of the Sixth Amendment, up to the amount of the Tenant Improvement Allowance, but not before January 1, 2009.

                                3.5.          No Credit for Unused Portion of the Tenant Improvement Allowance. Any unused portion of the Tenant Improvement Allowance upon completion of the Tenant Improvements shall not be refunded to Tenant or credited to the payment of Base Rent under any circumstances.

                4.             CONSTRUCTION OF TENANT IMPROVEMENTS.

                                4.1.          Selected Contractor. Tenant shall competitively bid construction of the Tenant Improvements to contractors which have been reasonably approved by Landlord. “Selected Contractor” means the contractor who is reasonably acceptable to Landlord and Tenant. Tenant shall enter into a construction contract with the Selected Contractor and Tenant shall be solely responsible for the performance of the work of the Tenant Improvements to be performed by the Selected Contractor and all Tenant’s Agents (defined below) performing services for the Tenant and/or the Selected Contractor in accordance with the provisions of this Work Letter Agreement. Tenant shall deliver a copy of the construction contract to Landlord within three (3) business days after request by Landlord.

                                4.2.          Tenant’s Agents. All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Selected Contractor are referred to collectively herein as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed.

                4.3.          Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the approved Construction Documents, (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Landlord and the Selected Contractor and the Selected Contractor and Landlord shall, within three (3) business days of receipt thereof, inform Tenant’s Agents of any reasonable changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all reasonable rules made by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter Agreement, including, without limitation, the construction of the Tenant Improvements; provided such rules shall not be discriminatorily applied against Tenant nor unreasonably delay Tenant’s construction of the Tenant Improvement.

                4.4.          Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of Substantial Completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the Substantial Completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements and/or the Building that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Tenant any assignment or other assurances which may be necessary to effect such right of direct enforcement. For purposes hereof, “Substantial Completion” of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements pursuant to the approved Construction Documents, with the exception of any punchlist items.

                4.5.          Governmental Compliance. Tenant shall cause Tenant’s Agents to construct the Tenant Improvements in compliance with the following: (i) all state, federal, city or quasi governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

                4.6.          Supervision/Inspection by Landlord. Landlord shall have the right to inspect construction of the Tenant Improvements at all times; provided, however, that Landlord’s failure to inspect construction of the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord, in good faith, reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify in reasonable detail the items disapproved; provided, however, that Landlord shall not disapprove any portion of the Tenant Improvements which have been constructed in accordance with the approved Construction Documents. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that if Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of its leased premises, Landlord may take such action as Landlord deems reasonably necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction. Landlord shall not charge any fee for its inspection of the Tenant Improvement work.

                4.7.          Notice of Completion; Copy “As Built” Plans. Within ten (10) days after Substantial Completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Paragraph 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause its Architect and the Selected Contractor (a) to update the approved Construction Documents as necessary to reflect all changes made to the approved Construction Documents during the course of construction, (b) to certify to the best of their knowledge that the “record set” of as built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (c) to deliver to Landlord two (2) sets of sepias of such as built drawings within ninety (90) days following issuance of a temporary certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

                4.8.          Coordination by Tenant’s Agent with Landlord. Upon Tenant’s delivery of the construction contract to Landlord under Paragraph 4.1 of this Work Letter Agreement, Tenant shall furnish Landlord with a schedule setting forth the projected date of the Substantial Completion of the Tenant Improvements and choosing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements. Each party shall cooperate with the other to coordinate Tenant’s construction of the Tenant Improvements such that Tenant can complete the Tenant Improvements in a timely fashion. In this regard, Tenant’s Consultants, the Selected Contractor and Landlord’s construction representative shall meet together at reasonable intervals during the construction of the Tenant Improvements.

                4.9.          Construction of Tenant Improvements. Following Landlord’s approval of the Construction Documents, Tenant’s selection of the Selected Contractor, Tenant’s obtaining of all applicable permits and governmental approvals, and Tenant’s compliance with the other provisions of this Paragraph 4.9, Tenant shall cause the Tenant Improvements to be diligently and expeditiously constructed by the Selected Contractor, lien free and asbestos free, in accordance with the approved Construction Documents and such permits and approvals. If in the reasonable judgment of Landlord the presence of Tenant’s Agents and the work that is being performed by Tenant’s Agents unreasonably and materially disrupts tenant improvement or other work being performed by Landlord or others in the Building, or cause labor difficulties, Landlord shall have the right, on twenty four (24) hours written notice to Tenant, to order any or all of Tenant’s work to cease for as long as reasonably required by Landlord.

                5.             INSURANCE REQUIREMENTS. During any construction of Tenant Improvements, Tenant shall ensure that all insurance required by the terms of the Lease are in full force and effect, including, without limitation, all insurance requirements pursuant to Section 7 of the Work Letter attached to as Exhibit B to certain Fourth Amendment to Office Lease dated as of January 11, 1998 (as referenced in the Recital A to the Sixth Amendment).

                6.             INDEMNITY. Tenant’s indemnities of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements required to be paid by Tenant. Such indemnities by Tenant shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary, (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit, temporary certificate of occupancy or certificate of occupancy for the Premises, except to the extent that such costs, losses, damages, injuries or liabilities are caused by Landlord’s gross negligence or will misconduct.

                7.             MISCELLANEOUS.

                7.1.          Clean Up Expenses. Following Substantial Completion of the Tenant Improvements, Tenant shall, at its cost, be responsible for all clean up of the interior and exterior to the Premises necessitated by construction of the Tenant Improvements.

                7.2.          Tenant’s Representative. Tenant has designated Lyndie L. Slack as its sole representative with respect to the matters set forth in the Work Letter Agreement, who, until further notice to the Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

                7.3.          Landlord’s Representative. Landlord has designated Glenn Fibiger, Property Manager, as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

                7.4.          Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default by Tenant as described in the Lease, or a default by Tenant under this Work Letter Agreement, has occurred at any time on or before Substantial Completion of the Tenant Improvements, and such default remains uncured after the applicable notice and cure periods under the Lease, then (a) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance, and/or Landlord may cause the Selected Contractor to cease the construction of the Tenant Improvements (in which case Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such work stoppage and such delay shall not be a Landlord Delay), and (b) all other obligations of Landlord under the terms of this Work Letter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.